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                                                                EXHIBIT 99.2

                      PETROLITE 1993 STOCK INCENTIVE PLAN

                                   ARTICLE I

                                    General


        1.1 Purpose. The purpose of this Stock Incentive Plan (the "Plan") is to associate more closely the interests of the management and directors of Petrolite Corporation and its subsidiaries (collectively referred to as the "Company") with the shareholders by relating capital accumulation with increases in shareholder value, encouraging management success by providing capital accumulation as an incentive, maintaining competitive management compensation levels, and providing an incentive to management for continuous employment with the Company.

        1.2 Administration. (a) Except for the provisions for directors described in Article V, the Plan shall be administered by a Committee of disinterested persons appointed by the Board of Directors of Petrolite Corporation, as constituted from time to time (the "Committee"). The Committee shall consist of at least three members of the Board, none of whom shall be, while serving on the Committee, or shall have been within one year prior to commencement of service on the Committee, eligible for selection as a person to whom stock may be allocated (except as provided in Article V below), or to whom stock options may be granted under the Plan or any other plan of the Company under which participants are entitled to acquire stock or stock options of the Company. Advisory directors may not be members of the Committee.

        (b) The Committee shall have the authority, in its sole discretion and from time to time: (i) to designate the employees or classes of employees eligible to participate in the Plan; (ii) to grant awards provided in the Plan in such form and amount as the Committee may determine; (iii) to impose such limitations, restrictions and conditions upon any such award as the Committee may deem appropriate; and (iv) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations, and take all other action, necessary or advisable for the implementation and administration of the Plan.

        (c) Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

        1.3 Eligibility for Participation. (a) Except for the directors described in Article V, participants shall be selected by the Committee from the executive officers and other key employees of the Company who occupy responsible managerial or professional positions, and who have the capability of making a substantial contribution to the success of the Company. In making this selection, and in determining the form and amount of awards, the Committee shall give consideration to the functions and responsibilities of the individual, past and potential contributions to profitability and sound growth, the value of the employee's services to the Company, and any other factors deemed relevant by the Committee.

        (b) Advisory directors, who are selected by the Board to advise and counsel, but not vote, at meetings of the Board are eligible to receive stock options, as the Committee may determine; provided, that such advisory directors previously shall have served as a member of the Board of Directors of Petrolite Corporation and shall not have been granted any Stock Options on account of such prior service.

        1.4 Types of Awards Under Plan. Awards under the Plan may be in the form of any one or more of the following:


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          (i)   Stock Options ("Options"), as described in Article II;

          (ii)  Restricted Stock Units, as described in Article III;

          (iii) Non-employee director Stock Options, as described in Article V,

        1.5 Aggregate Limitations on Awards. (a) Shares of stock which may be issued under the Plan shall be authorized and unissued or treasury shares of Capital Stock of Petrolite Corporation ("Capital Stock"). The maximum number of shares of Capital Stock which may be issued under the Plan pursuant to the exercise of stock options and the payment of restricted stock units shall be 800,000, and for purposes of this Section 1.5, all Restricted Stock Units shall be treated as payable exclusively in shares of Capital stock.

        (b) Any shares of Capital Stock with respect to which an Option or Restricted Stock Unit is terminated unexercised, expires or otherwise is forfeited shall be available again for issuance under the Plan.

        1.6 Effective Date and Term of Plan. (a) The Plan shall become effective on the date approved by the holders of a majority of the shares of Capital Stock present in person or by proxy and entitled to vote at the 1993 Annual Meeting of Shareholders of Petrolite Corporation.

        (b) No awards shall be made under the Plan after October 31, 1998; provided, however, that the Plan and all awards made under the Plan prior to such date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the term of such awards.

        1.7 Prior Plans. Effective on October 31, 1992, no further awards shall be made under the Petrolite Corporation Incentive Stock Option Plan adopted on March 2, 1987; provided, however, that any rights theretofore granted under that plan shall not be affected.

                                  ARTICLE II

                                Stock Options

        2.1 Award of Stock Options. From time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, the Committee may grant to any participant in the Plan (except
Article V Optionees) one or more Options to purchase the number of shares of Capital Stock allotted by the Committee. The date an Option is granted shall mean the date selected by the Committee on which the Committee allots a specific number of shares to a participant pursuant to the Plan.

        2.2 Option Agreements. The grant of an Option shall be evidenced by a written Stock Option Agreement executed by the Company and the holder of an Option ("optionee"), stating the number of shares of Capital Stock subject to the Option evidenced thereby, and in such form as the Committee may determine from time to time.

        2.3 Option Price. The purchase price per share of Capital Stock ("option price") deliverable upon the exercise of an Option shall be 100% of the fair market value of a share of Capital Stock on the date the Option is granted.

        2.4 Term and Exercise of Options. Except as provided in Section 2.9, and unless determined otherwise by the Committee, each Option granted under the Plan, subject to the specific terms thereof, may be exercised


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at any time or from time to time as to any part or all of the shares which shall be covered thereby. Options granted under the Plan shall be exercisable during such period or periods as the Committee shall determine; provided, however, that no Option shall be exercisable more than 10 years after the date of grant thereof. No option shall be exercisable as to fractional shares.

        2.5 Manner of Payment. Each Stock Option Agreement shall set forth the procedure governing the exercise of the Option granted thereunder and shall provide that, upon such exercise in respect of any Capital Stock subject thereto, the optionee shall pay to the Company, in full, the option price for such shares with cash or mature shares of Company Capital Stock valued at fair market value on the date of exercise of the option, or a combination of cash and mature shares. Mature shares are shares that have been held by the optionee for a period of six months. As soon as practicable after receipt of such payment, the Company shall cause a certificate or certificates for such shares of Capital Stock to be delivered to the optionee.

        2.6 Death of Optionee. Upon the death of the optionee any rights, to the extent exercisable on the date of the optionee's death, may be exercised by the optionee's estate; provided, that such exercise must occur within 12 months after the optionee's death or termination of employment by the optionee, whichever occurs first. In no event may any such option be exercised more than ten years after the date of the grant thereof.

        2.7 Disability or Retirement. Upon termination of the optionee's employment by reason of permanent disability (as determined by the Committee) or retirement, any rights to the extent exercisable on such date of termination by reason of permanent disability or retirement may be exercised by the optionee; provided, that such exercise occurs within 12 months after such termination of employment by the optionee. In no event may such option be exercised more than ten years after the date of the grant thereof.

        2.8 Termination for Other Reasons. Except as provided in Sections 2.6, 2.7 and 2.9 or except as determined otherwise by the Committee, all Options granted under the Plan shall terminate upon the termination of the optionee's employment. Options granted to an advisory director shall terminate thirty days after the advisory director's resignation, removal or failure to be re-elected as an advisory director.

        2.9 Acceleration of Options. (a) Except as provided specifically in agreements evidencing Options granted thereunder, and except as an optionee and Petrolite may agree specifically to the contrary in writing, each outstanding Option shall become exercisable immediately and fully if any entity, person or Group, other than Petrolite Corporation or a subsidiary or Petrolite Corporation, acquires shares of Petrolite Corporation in a transaction or series of transactions that results in such entity, person or Group directly or indirectly owning beneficially fifty-one percent (51%) or more of the outstanding shares of Petrolite Corporation, or if any such entity, person or Group acquires substantially all of the assets of Petrolite Corporation.

        As used in this Plan, "Group" shall mean persons who act in concert as described in Section 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

        (b) In the event that an outstanding Option becomes exercisable pursuant to this Section 2.9, each outstanding Option will be exercisable in full for a period of 12 months following the date of occurrence of such event; provided, however, that no such Option shall be exercised more than 10 years after the date of the grant thereof.




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                                 ARTICLE III

                           Restricted Stock Units

        3.1 Award of Restricted Stock Units. From time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, the Committee may grant Restricted Stock Units to any participant under the Plan except for Article V Optionees and advisory directors. At the time it grants any Restricted Stock Units, the Committee shall determine whether or not the payment of such Restricted Stock Units shall be conditioned upon the participant's continued employment with the Company throughout a time period specified by the Committee (the "Restricted Period") or upon the attainment of certain performance targets within the Restriction Period, or both.

        3.2 Restricted Stock Unit Agreements. Restricted Stock Units granted under the Plan shall be evidenced by written agreements in such form as the Committee may determine from time to time.

        3.3 Number of Restricted Stock Units. Upon making an award, the Committee shall determine (and the Restricted Stock Unit Agreement shall state) the number of Restricted Stock Units granted to the participant. The initial number of Units granted may be adjusted by a performance factor, in accordance with Section 3.7, to be applied at the conclusion of the Restriction Period to determine the final number of Restricted Stock Units to be paid. No payment by a participant to the Company shall be required either as a result of a grant of Restricted Stock Units to the participant or of the payment of shares of the Company's Capital Stock to the participant.

        3.4 Length of Restriction Period. Upon making an award, the Committee shall determine (and the Restricted Stock Unit Agreement shall state) the length of the Restriction Period. Restricted Periods normally will be for a period of three years; however, the Committee may establish other time periods in its sole discretion.

        3.5 Payment of Restricted Stock Units. (a) Payment in respect of Restricted Stock Units conditioned solely upon the participant's continued employment with the Company shall be made within 90 days after the Restriction Period for such Units has ended.

        (b) Payment in respect of Restricted Stock Units conditioned upon the attainment of performance targets shall be made in two equal installments, the first installment to be within 90 days after the Restriction Period for such Units has ended, and the remaining installment to be on the first anniversary of the end of such Restriction Period.

        3.6 Form of Payment. Payment for Restricted Stock Units shall be made in cash, in shares of Capital Stock, or partly in cash and partly in shares of Capital Stock, as the Committee shall determine in its sole discretion. To the extent that payment is made in cash, the amount shall be determined by multiplying the number of Restricted Stock Units by the fair market value of a share of Capital Stock as of the close of business on the day their Restriction Period has ended. To the extent that payment is made in Capital Stock, the number of shares paid shall be equal to the number of Restricted Stock Units awarded.

        3.7 Performance Targets. (a) Upon an award of Restricted Stock Units, the Committee may establish (and the Restricted Stock Unit shall state) the performance targets to be attained within the Restriction Period as a condition of such Units being paid to the participant. Performance targets may be based entirely on the participant's business unit goals, or partially on business unit goals and partially on corporate goals, or entirely on corporate goals. Goals may include qualitative as well as quantitative measures. Performance


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targets may be adjusted during the Restriction Period, at the Committee's sole discretion, to reflect extraordinary events beyond the participant's control.

        (b) Attainment by the participant of performance targets in respect of a Restriction Period will result in 100% of the Restricted Stock Units being paid to the participant (at those times and subject to those conditions set out elsewhere in the Plan) with payment to be as provided in Section 3.5 of the Plan. Attainment of performance below the performance targets in respect of a Restriction Period may result in a proportionate amount of the value of the Units (on a scale from 0 to 100%) being paid, as determined by the Committee, and with payment to be as provided in Section 3.5 of the Plan.

        (c) The committee, in its sole discretion, shall determine whether, and to what extent, any performance target has been attained. Decisions and determinations of the committee shall be conclusive.

        3.8 Termination of Employment. Except as provided in Sections 3.9 and 3.10, or except as determined otherwise by the Committee, the right to receive payment for Restricted Stock Units granted to a participant under the Plan shall terminate upon termination of the participant's employment with the Company prior to any such payment applicable to such Restricted Stock Units, and in such event the participant thereafter shall not be entitled to receive any payment in respect thereof.

        3.9 Death, Disability or Retirement. In the event that the employment of a participant who has been granted Restricted Stock Units under the Plan shall terminate prior to the participant receiving full payment of such Restricted Stock Units by reason of death, permanent disability (as determined by the Committee), or retirement, such participant may be entitled, in the sole discretion of the Committee, to receive full payment in respect of said Restricted Stock Units; provided, however, that if such termination of employment is prior to the end of the Restriction Period, such Units shall be adjusted by multiplying the amount thereof by a fraction, the numerator of which shall be the number of full and partial calendar months between the date of award of the Restricted Stock Units and the date that employment terminated, and the denominator of which shall be the number of full and partial calendar months from the date of award to the end of the Restriction Period.

        3.10 Acceleration of Restricted Stock Units. Except as provided specifically in agreements evidencing Restricted Stock Units granted thereunder, and except as an awardee and Petrolite may agree specifically to the contrary in writing, if there is an acquisition of the Company as described in Section 2.9, all outstanding Restricted Stock Units shall be payable to the participant within 90 days after such acquisition, regardless of whether the applicable Restriction Period has expired and regardless of whether the applicable performance targets have been met.


                                   ARTICLE IV


                                 Miscellaneous



        4.1 General Restriction. Each award under the Plan shall be subject to the requirement that if the Committee shall determine, at any time, that (i) the listing, registration or qualification of the shares of Capital Stock subject or related thereto on any securities exchange or under any state of Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the participant of an award with respect to the disposition of shares of Capital Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award, or the issue or purchase of shares of Capital Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration,


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qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

        4.2 Non-Assignability. No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

        4.3 Withholding Taxes. Whenever the Company proposes, or is required, to issue or transfer shares of Capital Stock under the Plan, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever payments are to be made under the Plan in cash, such payments shall be net of an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements.

        4.4 Right to Terminate Employment. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such participant.

        4.5 Non-Uniform Determinations. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

        4.6 Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Capital Stock are issued to the recipient.

        4.7 Definitions. (a) As used in the Plan, the term "subsidiary" means any corporation of which, at the time, more than 50% of the shares entitled to vote generally in an election of directors are owned directly or indirectly by Petrolite Corporation, or any subsidiary thereof.

        (b) As used in the Plan, the term "fair market value" as of any date, and in respect of any Share of Capital Stock, means the then most recent closing price of a share of Capital Stock reflected in the consolidated trading tables of The Wall Street Journal or any other publication selected by the Committee.

        4.8 Leaves of Absence. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by a participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any participant who takes such leave of absence.

        4.9 Newly Eligible Employees. The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any employee who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.

        4.10 Adjustments. In the event of any change in the outstanding Capital Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may adjust appropriately the number of Restricted Stock Units and the number of


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shares of Capital Stock which may be issued under the Plan, the number of shares of Capital Stock subject to Options theretofore granted under the Plan, the option price of Options theretofore granted under the Plan, the amount of Restricted Stock Units theretofore awarded under the Plan, the performance targets referred to in Section 3.7, and any and all other matters deemed appropriate by the Committee.

        4.11 Amendment of the Plan. At any time and from time to time, the Committee may terminate, modify or amend the Plan in any respect; except that, without shareholder approval, the Committee may not (i) increase the maximum number of shares of Capital Stock which may be issued under the Plan (other than increases pursuant to Section 4.10), (ii) extend the period during which any award may be granted or exercised, (iii) extend the term of the Plan, or
(iv) change the provisions of Article V of the Plan governing the award or price of Options to be granted to non-employee directors; provided, that in no event shall Article V of the Plan be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employees' Retirement Income Security Act, or the rules thereunder. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect rights under an award previously granted.

        4.12 Gender. Wherever used in the Plan, the masculine gender includes the feminine.

        4.13 Nonexclusivity of the Plan. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.

        4.14 Government and Other Regulations. (a) The obligation of the Company to sell and deliver shares of Capital Stock under options or restricted stock units granted under the Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board of Directors of the Company.

        (b) The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

                                   ARTICLE V

                             Non-Employee Director
                                 Stock Options

        5.1 Eligibility. Participants under Article V ("Article V Optionees") shall be those persons who are not employees of the Company and who have been members of the Company's Board of Directors for at least six (6) months.

        5.2 Award of Stock Options. Each Article V Optionee will receive an option purchase 2,000 shares of the Company's Capital Stock on account of his or her election as a member of the Board by the stockholders at an annual meeting of the Company. Each Article V Optionee who is re-elected to the Board of Directors at subsequent annual meetings of the Company will receive an option to purchase an additional 2,000 stock options at the time of each such re-election, subject to the term of the Plan.

        5.3 Option Price. The purchase price per share of Capital Stock ("option price") deliverable upon the exercise of an Option shall be 100% of the fair market value of a share of Capital Stock on the date the Option is granted.


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        5.4     Term and Exercise of Options. Each Option granted under the Plan may be exercised at any time or from time to time as to any part or all of the shares covered thereby. No Options shall be exercisable more than 10 years after the date of grant thereof.

        5.5 Manner of Payment. Each Stock Option Agreement shall set forth the procedure governing the exercise of the Option granted thereunder and shall provide that, upon such exercise in respect of any Capital Stock subject thereto, the Article V Optionee shall pay to the Company, in full, the option price for such shares with cash or mature shares of Company Capital Stock valued at fair market value on the date of exercise of the option, or a combination of cash and mature shares. Mature shares are shares that have been held by the optionee for a period of six months. As soon as practicable after receipt of such payment, the Company shall deliver to the optionee a certificate or certificates for such shares of Capital Stock.

        5.6 Death of Optionee. Upon the death of the Article V Optionee, any rights to the extent exercisable on the date of death may be exercised by the Optionee's estate; provided, that such exercise must occur within 12 months after the optionee's death. In no event may any such option be exercised more than ten years after the date of the grant thereof.


        5.7     Termination for Other Reasons. All Options granted under this
Article V of the Plan shall terminate thirty (30) days after the Article V Optionee's resignation, removal, or failure to be re-elected to the Board of Directors. In no event may any such option be exercised more than ten years after the date of the grant thereof.

        5.8 Acceleration of Options. (a) Notwithstanding any provisions to the contrary in agreements evidencing Options granted under this Article V, each outstanding Option shall become exercisable immediately and fully if any entity, person or Group, other than Petrolite Corporation or a subsidiary of Petrolite Corporation acquires shares of Petrolite Corporation in a transaction, or series of transactions, that results in such entity, person or Group directly or indirectly owning beneficially fifty-one percent (51%) or more of the outstanding shares of Petrolite Corporation, or if any such entity, person or Group acquires substantially all of the assets of Petrolite Corporation.

        (b) In such event, each outstanding Option will be exercisable in full for a period of 12 months following the date of occurrence of such event; provided however, that no such Option shall be exercised more than 10 years after the date of the grant thereof.


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